As filed with the Securities and Exchange Commission on May 31, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORTEVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4979096
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

974 Centre Road

Wilmington, Delaware 19805

(302) 485-3000

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corteva, Inc. 2019 Omnibus Incentive Plan

Corteva, Inc. Retirement Savings Plan

Corteva, Inc. Management Deferred Compensation Plan

Corteva, Inc. Deferred Compensation and Stock Accumulation Plan for Directors

(Full Title of the Plans)

Cornel B. Fuerer

Senior Vice President, General Counsel and Secretary

Corteva, Inc.

974 Centre Road

Wilmington, Delaware 19805

(302) 485-3000

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

Ryan J. Dzierniejko

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common stock, par value $0.01 per share	42,000,000	$30.14	$1,265,880,000	$153,424.66

(1)

Corteva, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register an aggregate of 30,300,000 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”), available for issuance under the Corteva, Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”), an aggregate of 11,200,000 shares of Common Stock available for issuance under the Corteva, Inc. Retirement Savings Plan (the “RSP”), an aggregate of 100,000 shares of Common Stock available for issuance under the Corteva, Inc. Management Deferred Compensation Plan (the “MDCP”), and an aggregate of 400,000 shares of Common Stock available for issuance under the Corteva, Inc. Deferred Compensation and Stock Accumulation Plan for Directors (the “DCSAP” and, collectively with the Incentive Plan, the RSP and the MDCP, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Pursuant to Rule 416(c) under the securities Act, this Registration Statement also covers an indeterminate amount of plan participation interests to be offered or sold pursuant to the Corteva, Inc. Retirement Savings Plan. No additional registration fee is included for these interests.

(3)	Includes 6,350,115 shares issuable under stock options with a weighted average exercise price of $33.66.
(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average of (i) 6,350,115 shares issuable under stock options with a weighted average exercise price of $33.66, calculated in accordance with Rule 457(h), and (ii) 35,649,885 shares with a market price of $29.51, which is the average of the high and low prices per share of Common Stock in the “when-issued” trading market as reported on the New York Stock Exchange on May 28, 2019, calculated in accordance with Rule 457(c).

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 30,300,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Corteva, Inc. (the “Registrant”) issuable to eligible employees, officers and directors of the Registrant and certain other individuals pursuant to awards that may be granted in the future under the Corteva, Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”), 11,200,000 shares of Common Stock that may be granted in the future under the under the Corteva, Inc. Retirement Savings Plan (the “RSP”), 100,000 shares of Common Stock that may be granted in the future under the under the Corteva, Inc. Management Deferred Compensation Plan (the “MDCP”), and 400,000 shares of Common Stock that may be granted in the future under the under the Corteva, Inc. Deferred Compensation and Stock Accumulation Plan for Directors (the “DCSAP” and, collectively with the Incentive Plan, the RSP and the MDCP, the “Plans”). The Plans are being implemented in connection with the spin-off of the Registrant from DowDuPont Inc., which is expected to be completed on June 1, 2019 by way of a pro rata distribution of all of the then-issued and outstanding shares of Common Stock to DowDuPont Inc. stockholders (the “Separation”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a)	The Registrant’s Registration Statement on Form 10 (File No. 001-38710) (as amended, the “Form 10”).

(b)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 31, 2019.

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 31, 2019.

(d)

The description of the Registrant’s Common Stock, which is contained in the information statement filed as Exhibit 99.1 to the Form 10, under the heading “Description of Our Capital Stock,” including any amendments or reports filed for purposes of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (unless expressly incorporated into this Registration Statement, any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission subsequent to the date hereof shall not be incorporated by reference into this Registration Statement).

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Registrant files after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.	Description of Securities.

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.	Interest of Named Experts and Counsel.

The validity of the issuance of the Common Stock offered hereby has been passed on by Cornel B. Fuerer, Senior Vice President, General Counsel and Secretary of the Registrant. As of the effective time of the Separation, Mr. Fuerer will beneficially own 1,938 shares of Common Stock, and at the time of the Separation will have the right to acquire beneficial ownership of 43,313 shares of Common Stock within 60 days under the Registrant’s compensation plans.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant’s Amended and Restated Certificate of Incorporation, the form of which is filed as Exhibit 3.1 hereto and incorporated herein by reference, and Amended and Restated Bylaws, the form of which is filed as Exhibit 3.2 hereto and incorporated herein by reference, contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

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The Registrant maintains liability insurance for itself and its directors and officers to provide protection for claims based on alleged breaches of fiduciary duty or other wrongful acts committed or allegedly committed by the Registrant’s directors and/or officers, whether or not the Registrant has the power to indemnify the person under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed

3

in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned Registrant hereby undertakes that it will submit or has submitted the employee benefit plans subject to this Registration Statement and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS to qualify the plans.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Registration Statement on Form 10, filed with the Commission on May 6, 2019).

3.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Registration Statement on Form 10, filed with the Commission on May 6, 2019).

4.1	Form of Corteva, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit No. 10.5 to the Registrant’s Registration Statement on Form 10, filed with the Commission on May 6, 2019).

4.2	Corteva, Inc. Management Deferred Compensation Plan (incorporated by reference to Exhibit No. 4.3 to DowDuPont Inc. Registration Statement on Form S-8, filed with the Commission on September 1, 2017).

4.3	Corteva, Inc. Deferred Compensation and Stock Accumulation Plan for Directors (incorporated by reference to Exhibit No. 4.4 to DowDuPont Inc. Registration Statement on Form S-8, filed with the Commission on September 1, 2017).

5.1*	Opinion of Counsel.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Counsel (included in Exhibit 5.1 hereto).

24*	Powers of Attorney (included as part of the signature page hereto).

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmington, Delaware on May 31, 2019.

CORTEVA, INC.

By:	/s/ Gregory R. Friedman
Name: Gregory R. Friedman
Title: Executive Vice President, Chief
Financial Officer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Cornel B. Fuerer and Gregory R. Friedman as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James C. Collins, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2019
James C. Collins, Jr.

/s/ Gregory R. Friedman	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	May 31, 2019
Gregory R. Friedman

/s/ Cornel B. Fuerer	Senior Vice President, General Counsel, Secretary and Director	May 31, 2019
Cornel B. Fuerer

/s/ Gregory Page	Director	May 31, 2019
Gregory Page